Exhibit 10.1
PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement") is effective as of June 24th, 2016, and is by and between Rapid Fire Marketing group, with address at 1530 Jamacha Rd Suite D, El Cajon, CA 92019 (the "Purchaser") and EWSD 1, with address at 600 Wilshire Blvd, Suite 1500, Los Angeles, CA 9001 (the "Seller").  Purchaser and Seller are referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, the Seller desires to sell to the Purchaser certain hemp oil Goods (the "Goods"), for the purpose of making products to resell and distribute; and

WHEREAS, the Purchaser desires to accept delivery of the Goods and to make necessary payment for the Goods on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereto both acknowledge, the Seller and the Purchaser hereby agree as follows:

1.  Shipping of Goods.  The Seller shall deliver, at Seller's sole cost and expense, the Goods to the Purchaser's Premises located at 1530 Jamacha Rd Suite D, El Cajon, San Diego, CA 92019. Any damage to the Goods during shipping shall be the sole responsibility of the Seller.  Upon delivery, the Purchaser shall accept delivery of the Goods.  Purchaser hereby acknowledges that it takes possession and ownership of the Goods when delivered. Purchaser agrees to store the Goods in accordance with the terms of this Agreement.

2.  Title.  The title to and property of the Goods shall remain with the Seller until such time as the Goods are purchased and delivered to Buyer by Purchaser or a third Party.

3.  Premises.  The Purchaser shall store the Goods in the following Premises: 1530 Jamacha Rd Suite D, El Cajon, San Diego, CA 92019 (the "Premises"). The Purchaser shall store the Goods at its Premises so as to be at all times segregated as best possible from all of the other inventory.

4.  Sale of the Goods.  Sale is deemed to be completed upon receipt of product by the purchaser.

5.  Payments.  The Purchaser agrees to make payments according to the schedule set forth in Exhibit A.

6.  Inspection.  The Purchaser shall have 10 days or until test results come back. If no claim is made by Purchaser the sale is deemed complete and final.

8.  Term.  This term of this Agreement is from October 1, 2016 through October 1, 2017.

9.  Assignment.  Buyer and Seller shall not assign any of their rights under this Agreement, or delegate the performance of any of the obligations or duties hereunder, without the prior written consent of the Other party and any attempt by either to so assign, transfer, or subcontract any rights, duties, or obligations arising hereunder shall be void and of no effect.

11.  Notices.  Any notices, bills, invoices, or reports required by this Agreement shall be deemed received on (a) the day of delivery if delivered by hand during receiving Party's regular business hours or by facsimile before or during receiving Party's regular business hours; or (b) on the second business day following deposit in the United States mail, postage prepaid, to the addresses set forth above for each Party, or to such other addresses as the Parties may, from time to time, designate in writing pursuant to the provisions of this section.

12.  Governing Law and Venue.  This Agreement is to be construed in accordance with and governed by
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the internal laws of the State of California.  Venue for any legal action or arbitration shall be the County of San Diego, State of California.

13.  Dispute Resolution.  All disputes under this Agreement shall be settled by arbitration in Los Angeles County, State of California before a single arbitrator pursuant to the commercial law rules of the American Arbitration Association. Arbitration may be commenced at any time by any Party hereto giving written notice to the other Party to a dispute that such dispute has been referred to arbitration. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto.  This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal.

14.  Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect.

15.  Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, BUSINESS INTERRUPTION, LOSS OF OR UNAUTHORIZED ACCESS TO INFORMATION, DAMAGES FOR LOSS OF PROFITS, INCURRED BY THE OTHER PARTY ARISING OUT OF THE SERVICES PROVIDED UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL PURCHASER'S LIABILITY ON ANY CLAIM, LOSS OR LIABILITY ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT SHALL EXCEED THE AMOUNTS PAID BY PURCHASER TO SELLER DURING THE ONE (1) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM OR ACTION.

16.  Indemnification.  Each Party shall at its own expense indemnify and hold harmless, and at the other Party's request defend such Party its affiliates, subsidiaries, successors and assigns officers, directors, employees, sublicenses, and agents from and against any and all claims, losses, liabilities, damages, demand, settlements, loss, expenses and costs (including court costs) which arise directly or indirectly out of or relate to (a) any breach of this Agreement, or (b) the gross negligence or willful misconduct of a Party's employees or agents.

17.  Umbrella/Excess Liability insurance is acceptable to meet the above defined requirements. Supplier shall cause each insurance Purchaser to provide the insurance on an umbrella basis in excess over and no less broad than the liability coverages required herein (including as to Purchaser's additional insured status), with the same inception and expiration dates as Commercial General Liability insurance, and with coverage that "drops down" for exhausted underlying aggregate limits of liability coverage.

Each insurance policy should be occurrence based.  If the policy is claims-made, the following additional requirements shall apply and must be noted on the Certificate of Insurance:  1. Retroactive Date must not be later than the commencement date of Supplier's relationship with Purchaser or cancellation date of Seller's most recent occurrence based policy which such claims-made policy is to replace, whichever is later; 2. Policy must contain "An option to purchase an extended reporting period of 24 months."

Each Certificate of Insurance shall (1) show Seller as the Named Insured; (3) provide information as is standard on the ACORD 25 Certificate of Liability Insurance; (3) show the following as Certificate Holder and Additional Insured: Rapid Fire Marketing, its subsidiaries and its Affiliates, 1530 Jamacha Rd Suite D, El Cajon, CA 92019
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All insurance coverages are to be placed with insurers which (1) have a Best's rating of no less than A: VII, and (2) are admitted insurance companies in the State of California. All other insurers require the prior approval of Purchaser. Such insurance coverage shall be maintained during the term of this Agreement.  Purchaser shall be name as an additional insured on all policies of insurance required by this Agreement.

18.  Entire Agreement; Amendment.  This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the Parties relating to the subject matter hereof and all past courses of dealing or industry custom. No modification of or amendment to this Agreement shall be effective unless in writing and signed by each of the Parties.

19.  Waiver.  The waiver by either Party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

20.  Headings.  The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of any of the sections of this Agreement.

21.  Non-Compete.  It is understood and acknowledged by the Parties that both Parties will be marketing and selling the same Goods. This Agreement does not imply any non-compete obligation on the part of either Party.  Purchaser is not obligated to disclose any information about Purchaser's buyers. As such, Seller will not have knowledge or information regarding Purchaser's customer base.

22.  Non-Disparagement.  The Parties agree that they will not engage in any action or make any public or private comments that disparage the other Parties, the Parties' employees or Parties' business practices; or that disrupt or impair the Parties' normal operations or harm the reputation of the Parties with its customers, suppliers, shareholders or the public; or that interfere with existing contractual relationships with customers, suppliers or the Parties' associates.  The Parties' obligations under this Section shall survive the execution of this Agreement, and shall continue in perpetuity.

23.  Confidentially.  This existence of this Agreement, the Parties to this Agreement, and all terms and conditions of this Agreement shall remain strictly confidential between the Parties, unless agreed upon in writing.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first set forth above.  Note that this PO is only considered binding when Mr. Osachi is named President of Rapid Fire Inc. On June 24th 2016.

SELLER EWSD 1 JEFF GOH	PURCHASER Rapid Fire ZIYAD OSACHI
By: Jeff Goh Its: President	By: Ziyad Osachi Its: President

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Exhibit A

Pricing and Terms

Goods:  All Goods provided under this Agreement shall be manufactured and processed under CGMP compliance.  All Goods provided under this Agreement shall be derived from industrial hemp that is legal for distribution in the United States.

Quarantine:  All Goods received by Purchaser shall be quarantined for such amount of time as is required to be analyzed by Purchaser.

Certificate of Analysis.  Seller shall provide a Certificate of Analysis (COA) for all Goods.  The COA delivered by Seller to Purchaser shall:  (i) be true, correct and authentic in all respects, and represent accurately the percentage of Cannabinoids contained in the Goods; (ii) reflect that the Goods contain below 0.3% THC; (iii) reflect that the Goods contain no harmful toxins or contaminants, or that such levels of toxins or contaminants are at acceptable levels pursuant to regulations established by the applicable governmental agency or regulatory body. In the event that there are any discrepancies between the Seller and Purchaser's COA's, then that product batch shall be put on hold and not sold until both parties agree in writing to final numbers and pricing. (iv) CBD oil shall test at 93% Cannabinoids of total volume.

Minimum Pricing:  Not to exceed 1 cent per milligram. In the event that Seller is not able to achieve Minimum pricing, Seller shall request in writing from Purchaser a price change. Purchaser may agree in writing to receive Goods at the new price.

Quantity:  Purchaser shall commit to buy 200 kgs from now through February 28, 2017.  Total purchase price is $2,000,000. Purchaser shall buy in minimum quantities of 10 kg per order.  Delivery of product shall commence on or around October 1, 2016.  Delivery may commence earlier at the written approval of both parties. Delivery of product needs to be delivered in 14 days from order being placed.

Payments Terms:  Purchaser shall make the following payments:
A.	50% of the product price at the time of order
B.	50% of the product price 15 days after delivery

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